UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
May 25, 2023
Date of Report (date of earliest event reported)

Fox Factory Holding Corp.
(Exact name of Registrant as Specified in its Charter)

Delaware	001-36040	26-1647258
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
2055 Sugarloaf Circle, Suite 300
Duluth, GA 30097
(Address of Principal Executive Offices) (Zip Code)
(831) 274-6500
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.001 per share	FOXF	The NASDAQ Stock Market LLC
(NASDAQ Global Select Market)
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Intention to Appoint Mr. Schemm as Chief Financial Officer and Treasurer

On May 25, 2023, Fox Factory Holding Corp. (the “Company”) issued a press release announcing its intention to appoint Dennis C. Schemm (age 57) as the Company’s Chief Financial Officer and Treasurer, effective as of June 12, 2023 (the “Effective Date”), until his successor has been duly elected and qualified or until death, resignation or removal. A copy of the related press release is attached as Exhibit 99.1 hereto.

Mr. Schemm, previously served as Senior Vice President and Chief Financial Officer of Trex Company, Inc. since February 2021 and as Vice President and Chief Financial Officer of Trex Company, Inc. between April 2020 and February 2021. Prior to that role, Mr. Schemm served as Executive Vice President and Chief Financial Officer of Continental Building Products between May 2015 and April 2020, and as Vice President, Global Finance for Armstrong Flooring at Armstrong World Industries between May 2013 and April 2015. Mr. Schemm also served as Global Finance Director for Gilbarco-Veeder Root, a Danaher company between May 2011 and May 2013, and in various financial leadership roles within Monsanto Company between June 1996 and April 2011. Mr. Schemm received simultaneous BS degrees in Accounting and Computer Science from Penn State University and a M.B.A. degree from Carnegie Mellon University.

In connection with this appointment, the Company and Mr. Schemm will enter into an Employment Agreement (the “Schemm Agreement”). A summary of the material terms and conditions of the Schemm Agreement is set forth below.

From the Effective Date, Mr. Schemm will serve as the Chief Financial Officer and Treasurer and will have the normal duties, responsibilities, functions and authority customarily associated therewith and such other duties and responsibilities as may be appropriately assigned from time to time. In exchange for such services, the Company will pay Mr. Schemm a base salary of $550,000 per year (the “Base Salary”), payable in accordance with the Company's customary payroll practices, in addition to a one-time $100,000 cash bonus. Pursuant to the Schemm Agreement, Mr. Schemm will also be eligible to receive an annual target bonus opportunity equal to 75% of Mr. Schemm’s then current base salary, based on the Company’s achievement of certain targets as determined and calculated by the Compensation Committee of the Board.

Mr. Schemm will also be eligible to receive awards of stock options, restricted stock or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. For calendar year 2023, subject to approval of the Compensation Committee of the Board, Mr. Schemm will receive (i) a restricted stock unit award with an initial grant value equal to $200,000, (ii) a restricted stock award with an initial grant value equal to $495,000 and (iii) a performance stock unit award with an initial grant value equal to $495,000, in each case subject to Mr. Schemm executing grant agreements and all limitations and restrictions set forth by the Company. The number of restricted stock units and performance stock units issued to Mr. Schemm will be determined based upon the closing price on the date the Compensation Committee of the Board approves the grant. In addition to the foregoing, the Schemm Agreement will provide for the ability of Mr. Schemm to participate in Company employee benefit plans on the same terms as other similarly situated executive officers, and will entitle Mr. Schemm to certain compensation and benefits upon termination of his employment under specified circumstances.

Other than as set forth herein, there are no arrangements or understandings between Mr. Schemm and any other person pursuant to which he was appointed as the Company’s Chief Financial Officer and Treasurer. There are no family relationships between Mr. Schemm and any director or executive officer of the Company, and the Company has not entered into any transactions with Mr. Schemm that are reportable pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended.

In connection with Mr. Schemm’s appointment as of the Effective Date, Ms. Maggie Torres has agreed to resign as Interim Chief Financial Officer and Interim Treasurer of the Company, effective as of the Effective Date, and move to the role of Director of Accounting Projects. Ms. Torres’s agreement to resign was not the result of any dispute or disagreement with the Company relating to the Company's operations, policies or practices.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
The following exhibits are furnished herewith:

Exhibit Number	Description
99.1	Copy of press release issued by Fox Factory Holdings Corp. on May 25, 2023.
104	Cover Page Interactive Data File (embedded with the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fox Factory Holding Corp.
Date:	May 25, 2023	By:	/s/ Michael C. Dennison

Michael C. Dennison
Chief Executive Officer